Exhibit 10.1
CNB BANK, INC. AMENDED AND RESTATED
EXECUTIVE COMPENSATION PLAN FOR DIRECTORS
     WHEREAS, CNB Bank, Inc. desires to retain and reward the services of certain members of its Board of Directors who elect to participate, and recognizes that the loss of the services of any member of such group would result in a substantial loss to the Bank; and
     WHEREAS, CNB Bank, Inc. desires to recognize the services rendered in the past and to be rendered in the future by the members of such group until the respective dates of their retirement; and
     WHEREAS, CNB Bank, Inc. previously established this Plan effective July 1, 1982; and
     WHEREAS, CNB Bank, Inc. has the authority pursuant to Section 5.1 to amend this Plan; and
     WHEREAS, CNB Bank, Inc. desires to amend and restate the Plan to bring the Plan into compliance with Code Section 409A, to grandfather certain benefits not subject to Code Section 409A, and for other certain matters;
     NOW, THEREFORE, effective January 1, 2005, CNB Bank, Inc. hereby adopts this CNB Bank, Inc. Amended and Restated Executive Compensation Plan for Directors as hereinafter set forth.
ARTICLE 1
DEFINITIONS
     1.1 Bank. CNB Bank, Inc., any predecessor corporation or business, and any corporation or business which was merged into or consolidated with or substantially all of whose assets were acquired by CNB Bank, Inc. or any successor corporation.
     1.2 Beneficiary. Any person or persons, as designated pursuant to Section 4.4, to whom any benefits may be payable upon the death of a Participant pursuant to Section 3.3 or 3.6.
     1.3 Board. The Board of Directors of the Bank.
     1.4 Change in Control. The occurrence of a “change in the ownership” of the Bank or a “change in the ownership of a substantial portion of the assets” of the Bank, as determined in accordance with this Section.
     (a) A “change in the ownership” of the Bank shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a person or group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Bank, and such person or group acquires additional stock of the Bank, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Bank.
     (b) A “change in the ownership of a substantial portion of the assets” of the Bank shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of Bank immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).
     1.5 Code. The Internal Revenue Code of 1986, as amended.
     1.6 Death Benefit. The Death Benefit for a Participant is an amount to be paid annually equal to the amount set forth opposite the Participant’s name on Schedule A attached hereto. The Bank shall calculate the amount of each Participant’s Death Benefit and shall notify the Participant of his Death Benefit no later than three (3) business days prior to the date the Participant’s Election Form is due under Section 2.3(a) or (b), as applicable to the Participant.
     1.7 Director. A member of the Board.
     1.8 Director Fees. The annual cash fees earned by a Director from the Bank, including retainer fees and meetings fees, as remuneration for serving on the Board.
     1.9 Election Form. The form, which may be in electronic format, established from time to time by the Committee that a Participant completes, signs, and returns to the Bank to make an election under the Plan.
     1.10 Effective Date of Plan. July 1, 1982.
     1.11 Grandfathered Benefit. A Participant’s Grandfathered Benefit equals the amount of Directors Fees that the Participant deferred under the Plan before January 1, 2005, including any earnings thereon, all as determined pursuant to Treas. Reg. § 1.409A-6(a)(3). The terms of the Plan as it existed prior to January 1, 2005 shall apply to all Grandfathered Benefits. The terms of the Plan as amended and restated effective January 1, 2005, and as further amended from time to time, shall apply to all benefits that are not Grandfathered Benefits.

     1.12 Insurer. John Hancock Life Insurance Company.
     1.13 Normal Retirement Age. The Normal Retirement Age for any Participant who first becomes a member of the Board prior to his 60th birthday shall be the Participant’s 65th birthday. The Normal Retirement Age for any Participant who first becomes a member of the Board on or after his 60th birthday shall be the Participant’s 72nd birthday.
     1.14 Normal Retirement Benefit. The Normal Retirement Benefit for a Participant is an amount to be paid annually equal to the amount set forth opposite the Participant’s name on Schedule A attached hereto. The Bank shall calculate the amount of each Participant’s Normal Retirement Benefit based on the annual amount of Director Fees that such Participant elects to defer. Such amount shall generally be equal to the Participant’s Director Fees deferred under the Plan credited with ten percent interest compounded annually. The Bank shall notify the Participant of his Normal Retirement Benefit no later than three (3) business days prior to the date the Participant’s Election Form is due under Section 2.3(a) or (b), as applicable to the Participant.
     1.15 Normal Retirement Date. The Normal Retirement Date for any Participant shall be the first day of the month following such Participant’s Normal Retirement Age.
     1.16 Participant. A Participant shall be an individual who is designated by the Board as a Participant pursuant to Section 2.2 and who has timely executed and submitted an Election Form to the Bank pursuant to Section 2.3.
     1.17 Plan. The Plan shall consist of this document and any written amendments thereto.
     1.18 Specified Employee. A Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Committee in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:
     (a) The Committee’s identification of the individuals who fall within the definition of “key employee” under Code Section 416(i) (without regard to paragraph (5) thereof) shall be based upon the twelve-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to (i) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and
     (b) Each Participant who is among the individuals identified as a “key employee” in accordance with part (a) of this Section shall be treated as a Specified

Employee for purposes of this Plan if such Participant experiences a Separation from Service during the twelve-month period that begins on the April 1st following the applicable identification date.
     1.19 Total Disability. Disability or incapacity of a Participant hereunder during his or her term of service as a Director deemed “total disability” shall constitute such incapacity of a Participant as a result of bodily injury or disease or mental disease that he or she is unable to perform the routine duties as a Director of the Bank. However, no such “total disability” shall be deemed to exist if such “total disability” results wholly or partially from willfully and intentionally self-inflicted injury.
     If any dispute concerning such disability and the extent thereof arises, the Committee, aided by the opinion of an impartial medical practitioner having examined the disabled Participant on behalf of the Bank, shall resolve said dispute.
     1.20 Construction. The masculine gender shall be deemed to include the feminine and neuter genders; the feminine to include the masculine; the singular to include the plural; and the plural to include the singular; in each case where appropriate. All references to “year” in this Plan shall mean the calendar year.
ARTICLE 2
ELIGIBILITY AND PARTICIPATION
     2.1 Eligibility. Each individual who is a member of the Board and each individual whom the Board determines, in its sole discretion, may become a member of the Board shall be eligible to participate in the Plan.
     2.2 Participation. From among those individuals who are eligible under Section 2.1, the Board, in its sole discretion, shall designate those individuals who will actually participate in the Plan pursuant to a written resolution of the Board. Any individual so designated shall become a Participant by filing with the Bank a written Election Form no later than the date for making elections described in Section 2.3. Such individuals shall become a Participant on the first day of the year following the year such resolution is adopted or, if later, the year for which the Participant makes a timely election under Section 2.3(a). However, an individual who is eligible, and makes a timely election, under Section 2.3(b) shall become a Participant on the date such person becomes a Director.
     2.3 Elections.
     (a) Except as specifically provided in Section 2.3(b), in order for a Participant to make a valid election to defer Director Fees for any year, the Participant must submit to the Bank an Election Form that satisfies the requirements of Section 2.3(c) on or before the deadline established by the Committee, which in no event shall be later than the December 31st preceding the year in which the Director Fees being deferred would otherwise be earned and paid.

     (b) If the Board designates an individual who is not then a Director as a Participant in the Plan, such Participant must submit to the Bank an Election Form that satisfies the requirements of Section 2.3(c) no later than the date immediately preceding the effective date such individual becomes a Director. Such Election Form, and the individual’s participation in the Plan, will be contingent on the individual’s election to the Board, will be effective when the individual becomes a Director, and will be null and void ab initio if such individual is not elected to the Board for any or no reason.
     (c) Each Participant’s Election Form must include (1) the annual amount of the Participant’s Director Fees being deferred, (2) the Participant’s Normal Retirement Benefit and Death Benefit, and (3) the Participant’s Beneficiary(ies) to whom the Participant’s Death Benefit, if any, shall be paid. The maximum amount that an individual may defer under the Plan annually for any year of participation shall be no more than fifty percent (50%) of the maximum amount of such individual’s Director Fees that the individual may earn during his first year of Plan participation.
     (d) Except as expressly provided in this Section 2.3(d), all Election Forms shall be irrevocable at the Bank’s close of business day for the last day the Election Form may be timely submitted under Section 2.3(a) or (b), as applicable. Each Participant’s Election Form shall continue to apply for all subsequent years in which the Participant receives or is due Director Fees unless revoked as provided below. Notwithstanding the foregoing, the Board, in its discretion, may permit a Participant to revoke his Election Form upon the request of the Participant. In the event the Board permits such a revocation, the Participant must submit a written notice of revocation to the Bank. Such revocation will be effective on the first day of the year following the year in which the Bank receives the written notice of revocation. In addition, a Participant may change his or her designated Beneficiary(ies) at any time by submitting a new beneficiary designation on a form approved by the Bank, which designation shall become effective upon receipt by the Bank. A Participant’s Election Form may never be modified in any other manner. Participation by a Director who revokes his Election Form shall not thereafter be permitted except with the written approval of the Board of Directors and in compliance with Code Section 409A.
     (e) At the option of the Bank, an Election Form may be submitted in tandem with an application for insurance coverage pursuant to Section 4.1, but must in any event be submitted to the Bank no later than the date provided in Section 2.3(a) or (b), as applicable.
ARTICLE 3
RETIREMENT BENEFITS
     3.1 Normal Retirement Benefit (Normal Retirement). If, prior to a Change in Control, a Participant continuously serves as a Director from his first date of participation until his Normal Retirement Age, then the Participant shall be entitled to his Normal Retirement

Benefit. Such benefit shall be paid to the Participant commencing on his Normal Retirement Date and on the first day of each subsequent month during his lifetime for a maximum of ten (10) years. Each monthly payment shall be equal to one-twelfth the annual amount.
3.2
     3.3 Disability Benefits. If, prior to a Change in Control, a Participant continuously serves as a Director from his first date of participation in the Plan until the date of his Total Disability prior to his Normal Retirement Age, then the Participant shall be entitled to his Normal Retirement Benefit. Such benefit shall be paid to the Participant or his Beneficiaries, as applicable, commencing at the earlier of the first day of the month following the Participant’s Death or his Normal Retirement Date and shall continue to be paid on the first day of each subsequent month for a maximum of ten (10) years. Each monthly payment shall be equal to one-twelfth the annual amount.
3.4
     3.5 Death Benefits (Death While Active and Prior to Retirement). If, prior to a Change in Control, a Participant continuously serves as a Director from his first date of participation in the Plan until his date of death prior to his Normal Retirement Age, then the Participant shall be entitled to his Normal Retirement Benefit. Such benefit shall be paid to the Participant’s Beneficiaries commencing on the first day of the month following the date of the Participant’s death and on the first day of each subsequent month during his lifetime for a maximum of ten (10) years. Each monthly payment shall be equal to one-twelfth the annual amount.
3.6
     3.7 Termination of Service; Revocation of Election.
3.8
     (a) Prior to a Change in Control, should a Participant’s service as a Director be terminated prior to his Normal Retirement Age for any or no reason, whether voluntarily or involuntarily, other than by reason of the Director’s Total Disability or death, or should a Participant revoke his Election Form pursuant to Section 2.3(d), then he or his Beneficiaries will be entitled to receive a benefit under the Plan as follows. The benefit shall be an amount to be paid annually determined by dividing the Normal Retirement Benefit, as endorsed on Schedule A, by the total number of years the Participant would have served as a Director had he remained in continuous service as a Director from the date he became a Participant in the Plan until his Normal Retirement Age, and multiplying such amount by the greater of four (4) and the actual number of years that the Participant serves as a Director or participates in the Plan prior to the effective date of such revocation, whichever is applicable. Said benefit shall be paid commencing at the earlier of the first day of the month following the Participant’s Death or his Normal Retirement Date and shall continue to be paid on the first day of each subsequent month for a maximum of ten (10) years. Each monthly payment shall be equal to one-twelfth the annual amount. Should a Participant’s participation be terminated under this Section 2.2, he may not thereafter be covered by the Plan except upon approval by the Board.
     3.9
     (b) In the event a Participant is granted one or more leaves of absence exceeding in the aggregate twenty-four (24) consecutive months, his service shall be deemed to have terminated under Section 3.4(a) on the first date such leave or leaves commence unless specifically waived by the Board of Directors. Nothing in this Section 3.4(b) shall be construed to alter the time or form of payment of Plan benefits.
     3.10 Change in Control. In the event of a Change in Control, each Participant who, as of the effective date of the Change in Control, has not incurred a termination of service as a Director shall be entitled to his Normal Retirement Benefit, whether or not the Bank retains its Directors thereafter. Said benefit shall be paid commencing at the earlier of the first day of the month following the Participant’s Death or his Normal Retirement Date and shall continue to be paid on the first day of each subsequent month for a maximum of ten (10) years. Each monthly payment shall be equal to one-twelfth the annual amount.
3.11
     3.12 Death Benefits (Subsequent to a Participant’s Retirement). In the event that a Participant dies after his Normal Retirement Date but prior to receiving all of the payments to which he is entitled under the Plan, any installments still due will be continued to his designated Beneficiary and paid at the same time and in the same form had the Participant survived.
3.13
     3.14 Exclusions. In the event a Participant commits suicide, while sane or insane, within two (2) years from the date of issue of any life insurance policy(ies) purchased on the life of said Participant pursuant to Section 4.1, the portion of benefits funded by such policy(ies) will not be payable under this Plan. Further, no benefits shall be payable if, within said two-year period, fraudulent misrepresentations of any facts material to the application for insurance hereunder are discovered. In no event will any Death Benefit be payable under the Plan if such benefits are not covered by, and paid under, the insurance purchased from the Insurer as set forth in Article 4.
3.15
     3.16 Payments to Specified Employees. Solely to the extent necessary to avoid penalties under Section 409A, distributions under this Plan to a Participant that are considered a payment made upon the Participant’s separation from service may not commence earlier than six (6) months after such separation from service if, pursuant to Internal Revenue Code Section 409A, the Participant considered a Specified Employee. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following the separation from service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.
3.17
ARTICLE 4
INSURANCE
3.18
     4.1 Purchase of Insurance. The Death Benefit provided for under Section 3.3, 3.4, or 36. will be provided by the purchase of insurance from the Insurer. The Participant shall cooperate fully with the Bank by submitting to all necessary medical examinations and by submitting such information to the Bank or to the Insurer as may be required.
3.19
     4.2 No Rights to Policy. No Participant shall have any rights in, or under any insurance policy purchased by the Bank pursuant to this Plan so long as the Bank is the owner thereof.
3.20
     4.3 Insurer Not a Party to Plan. The Insurer shall not be a party to this Plan and shall be governed and bound only by the terms of insurance contracts issued by it. Nothing in this Plan shall be construed to require the Insurer to take action that is inconsistent with its rules and administrative practices.
3.21
     4.4 Identification of Beneficiary. The Beneficiary will be the person or persons named in the Beneficiary designation most recently filed with the Bank at the time of the Participant’s death.
3.22
ARTICLE 5
AMENDMENT AND TERMINATION
3.23
     5.1 Right to Amend or Terminate Plan. Although the Bank intends to continue this Plan, its continuance is not guaranteed as to persons with whom there is not an executed and unrevoked Election Form in existence. Bank reserves the right to amend or terminate the Plan at any time except in respect to persons with whom there is in existence an executed and unrevoked Election Form in existence.
     5.2 Right to Amend Policies. The Bank shall have the right to amend, discontinue, sell, assign, surrender or cancel any insurance policy(ies) purchased pursuant to Section 4.1.
     5.3 No Affect on Benefits. Notwithstanding the provisions of Sections 5.1 and 5.2, above, if the Bank has commenced payment of the Normal Retirement Benefit to any Participant under Section 3.1 or if any Participant should die while this Plan is in effect, then the Bank shall continue to make the payments called for under Article 3 to such Participant or his Beneficiary.
ARTICLE 6
ADMINISTRATION
     6.1 Committee Duties. Except as otherwise provided in this Article 6, this Plan shall be administered by a Committee, which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and (b) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Bank.
     6.2 Administration Upon Change In Control. Within 120 days following a Change in Control, the individuals who comprised the Committee immediately prior to the Change in Control (whether or not such individuals are members of the Committee following the Change in Control) may, by written consent of the majority of such individuals, appoint an independent third party Administrator (the “Administrator”) to perform any or all of the Committee’s duties described in Section 6.1 above, including without limitation, the power to determine any questions arising in connection with the administration or interpretation of the Plan, and the power to make benefit entitlement determinations. Upon and after the effective date of such appointment, the Bank must pay all reasonable administrative expenses and fees of the Administrator, and (b) the Administrator may only be terminated with the written consent of the majority of those Participants (or Beneficiaries for those Participants who are then deceased) who at such time have an interest in the Plan.
     6.3 Agents. In the administration of this Plan, the Committee or the Administrator, as applicable, may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel.
     6.4 Binding Effect of Decisions. The decision or action of the Committee or the Administrator, as applicable, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
     6.5 Indemnity of Committee. Then Bank shall indemnify and hold harmless the members of the Committee, any employee of the Bank to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such employee, or the Administrator.
     6.6 Information. To enable the Committee or the Administrator to perform its functions, the Bank shall supply full and timely information to the Committee on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the benefits of the Participants, the compensation of its Participants, the date and circumstances of a separation from service, disability or death of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.
ARTICLE 7
OTHER BENEFITS AND AGREEMENTS

     7.1 No Unwritten Deferred Compensation Arrangements. Neither the Bank nor any of its affiliates sponsor or maintain any unwritten plan or arrangement of deferred compensation. All plans of deferred compensation established or maintained by the Bank or an affiliate must be set forth in writing.
     7.2 Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Directors. The Plan shall supplement and shall not supersede, modify, or amend any other such written plan or program except as may otherwise be expressly provided.
ARTICLE 8
CLAIMS PROCEDURES
     8.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
     8.2 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:
     (a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
     (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
     (i) the specific reason(s) for the denial of the claim, or any part of it;
     (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

     (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;
     (iv) an explanation of the claim review procedure set forth in Section 8.3 below; and
     (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
     8.3 Review of a Denied Claim. On or before 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
     (a) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;
     (b) may submit written comments or other documents; and/or
     (c) may request a hearing, which the Committee, in its sole discretion, may grant.
     8.4 Decision on Review. The Committee shall render its decision on review promptly, and no later than 60 days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
     (a) specific reasons for the decision;
     (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based;
     (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

     (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).
     8.5 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 6 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan. No lawsuit or other proceeding in law or equity may be brought in connection with any claim related to this Plan more than twelve (12) months after receipt of the notice of denial on review pursuant to Section 8.4
ARTICLE 9
TRUST
     9.1 Establishment of the Trust. In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Bank may establish a trust by a trust agreement with a third party, the trustee, to which the Bank may, in its discretion, contribute cash or other property, including securities issued by the Bank, to provide for the benefit payments under the Plan (the “Trust”).
     9.2 Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Bank, Participants and the creditors of the Employers to the assets transferred to the Trust. The Bank shall at all times remain liable to carry out its obligations under the Plan.
     9.3 Distributions From the Trust. The Bank’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Bank’s obligations under this Plan.
ARTICLE 10
MISCELLANEOUS
     10.1 Not a Contract of Employment. The Plan shall under no circumstances be deemed to have any effect upon the terms or conditions of service as a Director of the Bank whether or not he is a Participant hereunder. The establishment and maintenance of this Plan shall not be construed as creating or modifying any contract between the Bank and any of its Directors, nor is it in lieu of any other benefits. This Plan shall under no circumstances be deemed to constitute a contract of insurance or employment. Participation by any Director in this Plan shall not give such person the right to be employed by the Bank or any right or interest in this Plan other than as provided herein.
     10.2 Cash-out Distribution. Notwithstanding any provision of this Plan to the contrary, the Committee may, in its discretion, require a mandatory lump sum payment to a Participant or Beneficiary of his Plan benefits if, on or after the date Plan benefits are first due, the Participant’s or Beneficiary’s benefits do not exceed the then applicable dollar amount under Code Section 402(g)(1)(B) and such distribution results in the termination and liquidation of the

Participant’s or Beneficiary’s interests under this Plan and all other plans required under Code Section 409A and the regulations thereunder to be aggregated with this Plan.
     10.3 Nonassignability. Benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by any Participant or Beneficiary and any attempt to do so shall be null and void. Benefits under this Plan shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any Participant or of any Beneficiary, nor may the same be subject to attachment or seizure by any creditor of any Participant or any Beneficiary under any circumstances.
     10.4 Waiver by Bank. The Bank, at its sole discretion, shall have the right to waive any provisions hereof, provided that no such waiver may cause the Plan to fail to comply in form or operation with Code Section 409A.
IN WITNESS WHEREOF, CNB Bank, Inc. has adopted this amended and restated Plan this 23rd day of December, 2008.

Attest to Signature		CNB Bank, Inc.
And Corporate Seal:

/s/ Herbert L. Eppinger	BY:	/s/ Thomas F. Rokisky

Secretary – Cashier		President